Issuer Free Writing Prospectus dated March 11, 2026

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 11, 2026

Registration No. 333-287132

1 All information herein is proprietary to Bonus Biogroup Ltd. Company Presentation March 2026 Roadshow (TASE: BONS) Harnessing Nature to Heal Issuer Free Writing Prospectus dated March 6, 2026 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 6, 2026 Registration No. 333 - 287132

Disclaimer

This presentation has been prepared by Bonus Biogroup Ltd. ("we" or the "Company") and is made for information purposes only and does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sales of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this presentation unless stated otherwise, and neither this presentation, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

We have filed a registration statement on Form F-1 (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the other documents we file with the SEC for more complete information about us and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by contacting D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by phone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources and the Company's own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this presentation, we have not independently verified, and make no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. While we believe our internal research is reliable, such research has not been verified by any independent source.

Cautionary Statement Regarding Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of applicable securities laws. Statements preceded by, followed by, or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", and similar expressions or future or conditional verbs such as "will", "should", "would", "may", "could" and similar expressions are generally forward-looking in nature and not historical facts. Because such statements deal with future events, they are subject to various risks, uncertainties and assumptions, including events and circumstances out of the Company's control and actual results, expressed or implied by such forward-looking statements, could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks, uncertainties and assumptions discussed from time to time by the Company in reports filed with, or furnished to, the Israel Securities Authority and the SEC, including the preliminary prospectus. Except as otherwise required by law, the Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward looking statements are expressly qualified by this cautionary statement

The contents of any website or hyperlinks mentioned in this presentation are for informational purposes and the contents thereof are not part of this presentation.

Bonus Biogroup
2

3 We are priming regenerative mesenchymal stem cells to develop novel tissue engineering and cell therapy solutions Our Mission

4 Dror Ben David, Ph.D. COO Dr. Ben - David has played a key role in developing and scaling the company’s cell therapy and tissue engineering products. Previously our VP of R&D (2021 – 2022), he holds a Ph.D. in Medical Sciences from the Technion — IIT. Tomer Bronshtein, Ph.D. VP Innovation & Corp. Dev. Dr. Bronshtein has over 15 years of experience in BD and R&D across industry and academia. He led research groups at the Technion — IIT and Nanyang Technological University (Singapore). He holds a Ph.D. in Biotech Engineering from Technion — IIT Yossi Rauch, MBA Executive Chairman Mr. Rauch served as Chief Economist and Manager of the Economics Department at Leumi PIA and held additional leadership roles in finance. He holds an MBA in Finance & Accounting and a BA in Economics and Business from Bar - Ilan University. Shai Meretzki, Ph.D. Founder & CEO Dr. Meretzki is a biotech entrepreneur who founded multiple companies, including Pluristem (NASDAQ: PLUR), where he served as CEO and CTO. He holds a Ph.D. in Biotechnology from the Technion – Israel Institute of Technology (IIT) and the Weizmann Institute of Science. Meital Enbar, CPA VP, Finance Ms. Enbar has over 15 years of experience in financial strategy, compliance, and reporting. She previously served as our controller and held senior finance roles at KPMG and other companies, specializing in financial planning and execution. Atara Novak, Ph.D. VP Research & Development Dr. Novak is an expert in cell therapy and tissue engineering with 15+ years of experience. She leads Bonus Biogroup’s R&D strategy, advancing regenerative technologies. She holds a Ph.D. from the Technion - IIT Faculty of Medicine. Corinne Chemouny, Pharm.D. VP Quality Assurance Dr. Chemouny has over 20 years of experience in QA, GMP, and pharma. Previously Pharmacist - in - Charge at Taro Pharmaceuticals (a Sun Pharma company), she ensures our products meet the highest regulatory and industry standards. Vered Kivity, Ph.D. MBA VP Regulatory and Clinical Affairs Dr. Kivity has extensive experience in global regulatory and clinical affairs across pharma, biotech, and medical devices. She has successfully led regulatory submissions worldwide. She holds a Ph.D. and an MBA from Technion — IIT. Leadership with a Proven Track Record of Innovation

Investment Highlights

Bonus Biogroup (TASE: BONS) is a late-stage biotech company developing 'next-generation', innovative, cost-effective solutions for various indications in regenerative medicine with prevalent and unmet clinical needs

1. Proprietary mesenchymal stem cell (MSC) technology provides operational and developmental efficiencies with broad applicability for treating widespread, urgent, and unmet clinical needs
2. Two advanced clinical programs – MesenCure™ and BonoFill™ – set to enter Phase 3 trials in 2026, have the potential to capture multi-billion-dollar markets while facing limited direct competition
3. Manufacturing excellence with established in-house GMP-certified production facilities provides competitive barriers to entry
4. Success is driven by breakthrough science, products designed for cost-effectiveness, accelerated healing, and favorable positioning for reimbursement
5. Strategically positioned to potentially list on the Nasdaq in 2026, the Company has a clean cap table (no debt) and a clear path for commercialization, evaluating a leading potential strategic partner

Bonus Biogroup

5

6 Dual and Synergistic Approach to MSC - based Therapies BonoFill A regenerative medicine advanced therapy product candidate of a live human bone graft for treating bone defects based on the patient’s own cells, grown outside their body. MesenCure An enhanced allogeneic cell therapy product candidate consisting of next - generation mesenchymal cells designed to treat inflammation and tissue damage. Two lead assets in late - stage clinical trials Tissue Engineering ( autologous) Cell Therapy (allogeneic)

7 Our Proprietary Cell Formulation • Maintains fresh and viable cells with a shelf life intended to support centralized manufacturing and enable potential global distribution under 2 – 8 ° C without the need for cryopreservation • Ready - to - act upon application • Avoids damaging effect of cryopreservation present with other formulations The FDA approval of Mesoblast's first allogeneic MSC therapy in December 2024 demonstrates growing regulatory support for innovative treatments in this field Our Cell Priming and Differentiation Methodologies • Create novel cell populations with varied biological traits • Improve bone rebuilding capacity and integration in BonoFill and enhance immunomodulatory and regenerative functions in MesenCure Our GMP - Certified Cell Culturing Systems and Processes • Optimized, GMP - certified high - yield cell production sustaining cell safety, consistency, and potency • Creates a robust and safe bone graft in BonoFill using a small autologous cell sample. For MesenCure, each cell bank, derived from a single donor, can potentially treat up to 70K patients without overexpansion, assuming maximal utilization Proprietary Approach to Harness and Enhance MSC Potency Provides significant upside opportunity in light of negative noise around prior MSC therapies

BonoFill: A Live Human Bone Graft

BonoFill Applications

Clinical stage

- maxillofacial bones **(P3)**
- limb bones **(P2)**

Preclinical development and follow on applications

- osteoporosis **(PC)**
- joint reconstruction **(PC)**
- spine **(PC)**

(P3) completed clinical phase 2; **(P2)** clinical phase 2 ongoing; **(PC)** in preclinical development

Bonus Biogroup

8

BonoFill: A Live Human Bone Graft


Liposuction
Isolate osteoprogenitors
Seeding on a 3D scaffold
Semi-automatic culturing
Injectable graft formulation
Various applications in bone regeneration

BonoFill is a live human bone graft composed of mesenchymal cells sampled from the patient's own adipose tissue

The cells are seeded onto biodegradable mineral particles and cultivated within a unique bioreactor system. The result is a ready-to-use graft designed for treating bone defects across a variety of indications.

Bonus Biogroup

[Ben-David, D. et al. (2019). Journal of Orthopaedic Surgery and Research, 14(1), 198.](#)

9

Bone Autografting: A Century-old Gold Standard Still Used to Treat Bone Defects Despite Challenges

Autologous bone grafting account for >30% of non-dental bone grafting procedures

Harvesting bone from the patient's body and transplanting it to another site remains the gold standard for treating sizable or other non-healing bone defects, despite considerable limitations:

~50% Complication rate

~20% Persistent infection rate or non-union

~40% Need revision surgeries

Bone autografting involves long and complex procedures requiring specific expertise, lengthy hospitalization, and post-operation recovery

Bonus Biogroup

[1] *Toogood et al., Journal of Orthopaedic Trauma 31():p S23-S26, October 2017*

10

Leveraging Our Unique Bioreactor for BonoFill Production



Designed for Scale-Up and Scale-Out

BonoFill manufacturing leverages a single-use, disposable bioreactor system ready for automation and designed to mimic the physiological microenvironment of living bone—generating cost-effective, high-density viable bone grafts in just 2-3 weeks.

- **Scale-Up:** Meets the production need for each patient, personalized to match the graft volume requirement
- **Scale-Out:** Meets batch needs for multiple patients with different conditions and requirements
- **Automation:** Reduces manual handling and improves production consistency, cost-efficiency, and quality

Bonus Biogroup

11

12 The BonoFill Value Proposition Potentially more effective, accessible, and affordable than current standard of care Bone auto - grafting : Requires additional bone harvesting surgery — leading to low success rates; care that is both complex and costly vs. A live human bone graft potentially suitable for large, small, and treatment - refractory bone defects Bone Grafts & Substitutes: Cadaveric or other inanimate substitutes — suitable mostly for small bone defects vs. Designed to provide all ingredients for bone regeneration; in advanced clinical development stage Tissue Engineering in R&D: Does not include all ingredients for the regeneration of large bone defects — still in early academic research vs.

The BonoFill Market Opportunity

Total Addressable Market (TAM) Highlights: United States Only (2030)

~5.0M
procedures per year

Elective bone grafting procedures in orthopedic and maxillofacial applications, including dental; BonoFill is currently under investigation in these applications

~$25B
USD

TAM opportunity in current study indications based on potential direct healthcare savings by adopting BonoFill

~655K
procedures per year

Minimal Serviceable Available Market (SAM) projection based on the number of bone grafting procedures in non-dental applications involving autografting in the SOC

Bonus Biogroup
13

14 BonoFill Clinical Results

Completed Phase 2 Clinical Trial to Treat Facial Bone Deficiencies Using BonoFill

Phase 2 clinical trial for treating maxillofacial bone deficiencies targeting sinus augmentation and bone void filling in the jaw

Study Design

- **Design:** Open-label, single-arm
- **Enrolment and Demographics:** Thirty transplantations (Phase 1 and 2) were performed on 13 male and 14 female patients aged between 32 and 71
- **Efficacy Endpoint:** Achieving a natural and complete jawbone six months after transplantation, enabling rehabilitation procedures
- **Safety Endpoint:** No treatment-related adverse events

Top Line Results

✓ **Complete success in bone reconstruction was achieved in 90% of the transplantations**

✓ No serious adverse events related to the investigational product were reported

✓ 3 months after transplantation, 87% of the transplants achieved complete healing: **recovery time reduced compared to a minimum of 6 to 9 months in the SOC**

✓ The efficacy results did not demonstrate dependency on patient characteristics such as weight, age, gender, or baseline bone condition

Next Steps: Phase 3 trial for the same indication in the United States, adopting a single-arm, open-label design and enrolling up to 50 patients

2026

Bonus Biogroup

Tzur, E. et al. (2024). Cytotherapy, 26 (6, Supplement), S20

15

Examples of Using BonoFill to Treat Facial Bone Deficiencies

Regeneration of bone in the lower jaw[1]

Before treatment | Three months after BonoFill | Dental implants six months after BonoFill



- Before treatment, the bone height was 2.9 mm
- Three months after transplantation, the bone reached a height of 15.6 mm
- At the end of the six-month follow-up period, bone regeneration was achieved, enabling the installation of dental implants

Regeneration of bone in the upper jaw

Before treatment | Three months after BonoFill | Six months after BonoFill


T=0
T=3M
T=6M

- Before treatment, the bone height was 6.6 mm
- Three and six months after transplantation, the bone reached a height of 14.8 and 15.6 mm, respectively
- Bone regeneration enables continued reconstructive activities

Bonus Biogroup

[1] Tzur, E. et al. (2021). Journal of Oral and Maxillofacial Surgery, 79(4), 787-798.e2.

16

Ongoing Phase 2 Clinical Trial to Treat Critical Bone Defects in the Limbs Using BonoFill

Phase 2 clinical trial for treating multiple large-limb fractures and large-bone defects incapable of self-healing

Study Design

- **Design:** Open-label, single-arm
- **Enrolment and Demographics:** Up to 40 transplantations will be performed on male and female patients aged between 18 and 80.
- **Efficacy Endpoint:** Achieving union, as measured radiographically by bone bridging and clinical evaluation of weight-bearing ability
- **Safety Endpoint:** No treatment-related adverse events.

Current Status

- ✓ As of September 2025, twenty-four subjects aged 23 to 78 years old were enrolled and treated
- ✓ Data is still being collected in this trial
- ✓ Completion of enrollment and interim results expected in 2026
- ✓ Completion of follow-up and final results expected in 2027

» **Next Steps:** Phase 3 trial for the same indication in the United States, adopting a single-arm, open-label design and enrolling up to 50 patients

2028

Bonus Biogroup

17

Examples of Using BonoFill to Treat Bone Defects in the Limbs

Rehabilitation from complex fracture of the forearm bones





Before treatment

- Constant pain
- No weight bearing
- Previous, other treatments failed

A year after BonoFill

- Complete bone bridging
- Normal weight bearing
- Normal function, no pain
- No adverse events

Regeneration of a large 40 cc bone defect following valgus knee repair





Before treatment

- Impaired walking
- Constant pain
- Limited weight bearing

A year after BonoFill

- Improved walking
- Less pain
- Normal functions
- No adverse events

Bonus Biogroup

18

Examples of Using BonoFill to Treat Critical Bone Defects in the Limbs

Rehabilitation from a critical-sized bone defect in the tibia





Before treatment

- Significant constant pain
- Limited weight bearing
- >5 cm long bone gap
- Three previous, other treatments failed

A year after BonoFill

- Rapid healing
- Gap closure and less pain
- Normal weight bearing
- Normal function
- No adverse events

The world's first joint fusion with BonoFill



Critical gap




After 6 months
After 9 months

Transplantation & follow-up

Bonus Biogroup

19

20 $57K Cost of autologous bone grafting in limb bone defects using SOC , including: $ 22 K Products used during the procedure, operating room, personnel, and blood transfusion $ 24 K Inpatient bed charges, diagnostic examinations and non - surgical drug expenses $ 2 K Postoperative follow - up visits and examinations $ 9 K Additional revisions in 10% of patients undergoing primary procedure BonoFill offers value to patients, hospitals, and payers BonoFill is Well - Positioned for Reimbursement Negotiations Based on 55 % Estimated Savings vs. SOC $26K (residual cost with BonoFill) $31K (55% potential savings from adopting BonoFill) $13K $9K 2 $7K 1 1 $10K $14K

Additional Sources

BonoFill

Ben-David, D. et al. (2019). Autologous cell-coated particles for the treatment of segmental bone defects—a new cell therapy approach. Journal of Orthopaedic Surgery and Research, 14(1), 198. [LINK]

Tzur, E. et al. (2021). Safety and Efficacy Results of BonoFill First-in-Human, Phase I/IIa Clinical Trial for the Maxillofacial Indication of Sinus Augmentation and Mandibular Bone Void Filling. Journal of Oral and Maxillofacial Surgery, 79(4), 787-798.e2. [LINK]

Novak, A. et al. (2022). Mesenchymal Stem/Stromal Cells: BONOFILL: A Novel Tissue-Engineered, Autologous Bone Graft from Adipose-Derived Mesenchymal Stromal Cells for Bone Tissue Regeneration. Cytotherapy, 24 (5, Supplement), S46. [LINK]

Tzur, E. et al. (2024). Advancing Mesenchymal Cell-based Bone Tissue Engineering: Comprehensive Phase II Clinical Trial Outcomes of BonoFill™ in Maxillofacial Reconstruction. Cytotherapy, 26 (6, Supplement), S20. [LINK]

Bonus Biogroup

21

22 22 MesenCure Applications MesenCure : A Next - Generation Cell Therapy for Inflammation and Tissue Damage  (P3) completed clinical phase 2; (PC) in preclinical development; (FO) follow on indication/market  Preclinical development and follow on applications  Clinical stage  Respiratory distress, including ARDS (P 3 )  Other inflammatory conditions:  local and systemic, acute and chronic (FO)  Osteoarthritis, Chronic Kidney Disease, and Cytokine Release Syndrome (PC)

23 The Unresolved Global Challenge of ARDS* Healthcare Burden • 27% - 45% mortality • 10% - 15% of ICU admissions • >75% of survivors suffer long - term disabilities • 591K patients in the United States suffered from ARDS in 2023 Cost Burden • $108K - $158K in direct hospitalization costs per ARDS patient • $43K - $62K in additional annual healthcare costs per ARDS survivor in the first few years after ARDS • A critical condition characterized by the lungs’ inability to supply enough oxygen • Arises from pulmonary cellular damage • Triggered by viral, bacterial, or chemical pneumonia, sepsis, or trauma • Involves intense inflammation and tissue damage, culminating in edema that aggravates the disease and impairs gas exchange No cure — the current SOC for ARDS is mainly supportive, focusing on symptom management ARDS underscores society’s vulnerability to respiratory pandemics in the “Age of the Virus” 1 *ARDS = Acute Respiratory Distress Syndrome 1 https://digitalcommons.denison.edu/cgi/viewcontent.cgi?article=1096&context=synapse

24 ARDS Challenges • Heterogeneity in etiology and patient profiles • Systemic involvement and comorbidities • Variability in clinical outcomes MSC Challenges • Donor and source tissue variabilities • Loss of therapeutic potency due to overexpansion and cryopreservation • Lack of standardization in MSC production and poor quality - control measures • Limited understanding of the therapeutic utility of MSCs ’ inflammation - homing capacity • To date, MSC therapies have been consistently demonstrated as safe but mostly ineffective against ARDS Historical Challenges Related to Treating ARDS and to MSCs

MesenCure: Differentiated by a Proprietary Approach to MSC Therapy

The MesenCure innovation rests on multiple technological breakthroughs to overcome the limitations of conventional MSC therapies and to enhance their tissue regenerative and immune-modulatory potency:

Priming

Unique growth conditions boost the potency of natural MSCs without genetic modifications

Primed cells produce more anti-inflammatory and regenerative effectors and are more durable than natural, unprimed MSC

Bioprocess

Scalable high-yield GMP cell isolation, expansion, and preservation enhance stability and efficacy

Our technology allows isolating and expanding large numbers of MSCs from adipose tissue, achieving high production yields while maintaining potency, quality, and consistency

Formulation

Fresh, viable, and ready-to-use cell formulation avoids cryopreservation and loss of potency

A formulation for intravenous injection that preserves high cell viability and potency for 7 days in ambient 2°C-8°C

Bonus Biogroup

25

26 MesenCure is an advanced allogeneic cell therapy and investigational new drug designed to overcome cell therapy limitations in treating inflammation and tissue damage, utilizing primed, proprietary MSCs with a lead indication in respiratory distress, including all - cause ARDS A proprietary composition of matter comprising cells with enhanced therapeutic capacity designed to overcome the historical challenges in MSC therapy for ARDS Up to 70K patients can be treated from a single donor cell bank without exceeding 20 population doublings, maintaining a youthful and potent cell culture Easy to store and administer (IV) and potentially applicable for treating a wide range of conditions involving inflammation and tissue damage Demonstrated positive results in preclinical models for respiratory distress from various biological and chemical causes and other non - pulmonary diseases involving inflammation and tissue damage Was well - tolerated and demonstrated success across multiple clinical parameters in a Phase 2 study of severely ill patients with respiratory distress due to COVID - 19 pneumonia The MesenCure Breakthrough

27 MesenCure Reduces the Infiltration of Immune Cells Into the Lungs, Healing Pneumonia within 24 Hours — Preclinical Study (murine model) Pneumonia MesenCure Healthy lungs Alveoli Alveoli walls *

28 The MesenCure Value Proposition Designed as a curative solution for Acute Respiratory Distress Syndrome (ARDS) Standard of Care: Steroids, mechanical ventilation, and other supportive measures — are not curative vs. Targets both inflammation and tissue damage via multiple mechanisms Off - label & emerging drugs: Often target a limited aspect of the disease — limited efficacy in diverse patients vs. MesenCure is the only cell therapy for ARDS that achieved success in clinical development Cell therapies in R&D: Mostly based on natural MSCs — did not show meaningful clinical effects in studies vs.

The MesenCure Market Opportunity

Total Addressable Market (TAM) Highlights

>229K cases per year

The *minimal* target patient population for MesenCure lead indication in the United States alone based on 2030 projection for mild ARDS prevenance

>$9.4B

TAM opportunity in all-cause ARDS in the United States alone by 2030, based on potential direct savings to the healthcare system from adopting MesenCure

~$69B

Combined follow-on global market for pneumonia, asthma, and COPD by 2031, where MesenCure can target additional indications

Bonus Biogroup

29

MesenCure Clinical Status

P2

Completed a Phase 2 trial in severely ill patients with respiratory distress due to COVID-19 pneumonia, demonstrating a 68% reduction in mortality rate and a 57% decrease in invasive ventilation for patients treated with MesenCure vs. the SOC

IND

IND application cleared February 2025 for Phase 3 study investigating MesenCure in severely ill patients with respiratory distress due to COVID-19 pneumonia

P3

Pending FDA clearance of an amended clinical protocol; Phase 3 program will expand indication to all-cause respiratory distress, including ARDS

Bonus Biogroup

30

31 MesenCure Clinical Results

32 Completed Phase 2 Clinical Trial for the Treatment of Respiratory Distress with MesenCure Severely ill patients with respiratory distress due to COVID - 19 pneumonia diagnosed with SpO2 ≤93% in room atmosphere and presenting bilateral pulmonary infiltrates (inclusive of Phase 1). Design: Open - label, retrospectively controlled, multi - center Enrollment and Demographics: The test group consisted of 50 patients (20 female and 30 male), aged 30 to 77, while the control group consisted of 150 patients, 60 female and 90 male, aged 18 to 80. Over 90% of the patients presented with significant comorbidities. Primary Safety Endpoint: No immediate or delayed reactions Efficacy Endpoints: Multiple (see next slide) plus 30 - day all - cause mortality Dosage: Up to 3 doses on d1, d3, and d5 at a level of 1.5 ï 10 6 cells/kg/day ) 2022 ( 32 - 31 S , 24 Cytotherapy Bronshtein et al.

33 68 % Reduction in 30 - day all - cause mortality ( p < 0.05) 9.4 Reduction in length of hospital stay in those patients admitted for greater than seven days ( p < 0.01) 57 % Reduction in the need for invasive ventilation ( p < 0.05) Patients treated with MesenCure discharged from the hospital up to two days after treatment 59% 52 % Reduction in inflammatory marker CRP ( p < 0.0001), along with improvement in tissue damage markers CK (p < 0.01) and LDH ( p < 0.05) Well - tolerated MesenCure Phase 2 Key Results CRP: C - reactive protein; CK: Creatine Kinase; LDH: Lactate Dehydrogenase

34 One month after MesenCure treatment, breathing is normal, and pneumonia has dramatically reduced to a median of 0% coverage of the lung area ( p < 0.0001) Before MesenCure treatment, a median of 53 % of the patients ’ lung area was congested with inflammatory infiltrates (IQR: 25% - 65%), which obstructed breathing (six representative patients are presented below). Rapidly Healed Pneumonia and Improved Respiratory Functions in Patients Treated with MesenCure

MesenCure is Well-Positioned for Reimbursement Negotiations Based on >40% Estimated Savings vs. SOC

Outcomes from a Phase 2 trial to treat respiratory distress using MesenCure

68% less mortality

57% less invasive ventilation

38% less hospital stay*

ARDS is associated with prolonged and intensive hospital stays

17 – 47 days in the hospital

10 – 39 days in the ICU

8 – 23 days on ventilation

Hospital stay and intensity drive high direct costs per patient hospitalization

$67K – $90K
(residual cost with MesenCure in the U.S.)

$41K – $60K
(38% savings from adopting MesenCure)

Additional healthcare costs in ARDS survivors in the first few years after the index event

$43K – $62K per patient per year in the United States

› A source of additional potential savings from adopting MesenCure

MesenCure offers value to patients, hospitals, and payers

Bonus Biogroup

* for patients with a hospital length of stay of over 7 days

35

36 Additional Sources MesenCure Bronshtein, T. et al. MesenCure — an enhanced cell therapy explicitly developed for treating acute respiratory distress in covid - 19 : from benchtop to bedside. Cytotherapy 23 , S 21 - 22 (2021). [ LINK ] Bronshtein, T. et al. Possible Divergent Local and Peripheral Immunological Effects of Low - Dose Mesencure, an Enhanced Mesenchymal Cell Therapy, May Contribute to Its Success in Treating Severe COVID - 19 Patients. Blood 138 , S 2172 (2021). [ LINK ] Bronshtein, T. et al. Mesenchymal Stem/Stromal Cells: MesenCure: A Professionalized Cell Therapy for Ards Reduced the Mortality Of Severe Covid - 19 Patients By 68 % According To A Recently Concluded Multi - Center, Controlled Phase II Study. Cytotherapy 24 , S 31 - 32 (2022). [ LINK ] Kushnir, O. et al. Mesenchymal Stem/Stromal Cells: Late Breaking Abstract: First Evidence for The Translational Potential of Mesencure, A Professionalized Allogeneic Mesenchymal Cell Therapy, For Treating Immunotherapy - Related Cytokine Release Syndrome. Cytotherapy 24 , S 24 - S 25 (2022). [ LINK ] Falach, R. et al. Mesenchymal Stem/Stromal Cells: Biological Threat Agent Ricin Intoxication of The Lungs Is Effectively Treated by MesenCure, A Professionalized Allogeneic Mesenchymal Cell Therapy, Preferably Via the Subcutaneous Route. Cytotherapy 25 , S 89 - S 90 (2023). [ LINK ] Hamoud, S., Bronshtein, T. et al. Next - Generation Mesenchymal Cell Therapy: Primed Adipose - Derived MSCs for Inflammatory Conditions and Tissue Repair. In preparation [draft may be available for review; for more information, contact tomerbr@bonus - bio.com ]

37 37 Advanced GMP Facility for R&D and Manufacturing of Tissue Engineering and Cell Therapy Products • GMP compliant according to FDA and EMA • Two production halls for BonoFill and MesenCure • Production capacity suitable for commercial activity • Advanced R&D center for cell therapy and tissue engineering BonoFill and MesenCure are certified to comply with Good Manufacturing Practices (cGMP) according to the recommendations of the World Health Organization

38 Intellectual Property In the US, Europe, and Asia 71 approved patents 10 pending applications 6 patent families 38

39 Strategic Partnership for U.S. Commercialization We are evaluating a potential commercialization partner with a proven track record in supporting advanced therapies through comprehensive commercialization solutions and strong distribution capabilities across the U.S.

Partnership Goal and Objectives

Leverage a partner's expertise to maximize the commercial success of BonoFill™ and MesenCure following marketing approval, with potential support in the following areas:

Developing Commercialization Infrastructure

- Strategic planning for go-to-market
- Stakeholder education and awareness programs
- Reimbursement support and patient access services
- Logistical support and distribution strategy

U.S. Implementation Efforts

- Execution of commercialization strategy
- Supporting label expansions to broaden market reach
- Long-term patient monitoring and post-market surveillance
- Managing distribution and logistical operations

Bonus Biogroup
40

Catalysts: 2026

Product Candidate	Preclinical	Phase 1	Phase 2	Phase 3	Upcoming Event
BonoFill for maxillofacial bone defects in jaw bones					Phase 3 trial planned for 2026 in the U.S.
BonoFill for defects in limb bones incapable of healing or untreatable					
BonoFill for bone augmentation in osteoporosis or low bone density					
MesenCure for respiratory distress, including ARDS					In February 2025, FDA granted IND clearance for a Phase 3 study to test MesenCure in treating respiratory distress associated with COVID-19 pneumonia. A Phase 3, U.S. study treating all-cause respiratory distress is planned for 2026
MesenCure for other inflammations and tissue damage (OA, CKD, CRS)*					
Additional tissue engineering solutions, including cartilage					

* OA – osteoarthritis; CKD – Chronic Kidney Disease; CRS – Cytokine Release Syndrome

Bonus Biogroup 41

Investment Highlights

Bonus Biogroup (TASE: BONS) is a late-stage biotech company developing 'next-generation', innovative, cost-effective solutions for various indications in regenerative medicine with prevalent and unmet clinical needs

1. Proprietary mesenchymal stem cell (MSC) technology provides operational and developmental efficiencies with broad applicability for treating widespread, urgent, and unmet clinical needs
2. Two advanced clinical programs – MesenCure™ and BonoFill™ – set to enter Phase 3 trials in 2026, have the potential to capture multi-billion-dollar markets while facing limited direct competition
3. Manufacturing excellence with established in-house GMP-certified production facilities provides competitive barriers to entry
4. Success is driven by breakthrough science, products designed for cost-effectiveness, accelerated healing, and favorable positioning for reimbursement
5. Strategically positioned to potentially list on the Nasdaq in 2026, the Company has a clean cap table (no debt) and a clear path for commercialization, evaluating a leading potential strategic partner

Bonus Biogroup
42

43 All information herein is proprietary to Bonus Biogroup Ltd. Thank you The 2024 Advanced Therapies Award in Cell Therapy Biotech Innovation